EDEN ENERGY CORPORATION
200 Burrard Street, Suite 1925
Vancouver, BC V6C 3L6
Phone (604) 693-0179 Fax (604) 638-3525
info@edenenergycorp.com

PRESS RELEASE

Eden Energy Corporation Acquires 210,000 Acres at its Noah Project, Eureka and White Pine Counties, Nevada

Vancouver, British Columbia, Dec 21, 2004 – Eden Energy Corporation (EDNE) is pleased to announce that it has acquired leases covering 210,000 acres on its Noah Project, located in Eureka and White Pine counties in eastern Nevada. The Noah project is located in the Cretaceous Sevier thrust belt, which is part of the North American Cordillera that extends from Alaska to Mexico. In areas where the thrusting coincides with source rock, the Sevier thrust belt contains some of North America’s most prolific oil and gas fields.

Background:

The commencement of the Noah project is the culmination of work done by Dr. Alan Chamberlain in a multi-decade analysis of a $200 million stratigraphic data set. The analysis involved extensive field work, a novel use of gamma ray logging of outcrop, fossil studies of drill core and outcrop, and extensive structural modeling. Dr. Chamberlain’s work has identified an area in eastern Nevada with world-class source rocks and large rollover structures and thrust fault duplexes. Throughout the world, thrust belt structures are responsible for roughly one quarter of the world’s proven oil reserves, including the Canadian Foothills, Wyoming, Iran, Iraq and Alaska’s North Slope.

Geology:

The Noah project is a linear, undrilled anticline composed of folded Paleozoic rocks, approximately 53 miles long and 7 miles wide. The anticline has been identified by surface geology, gravity and magnetic surveys and seismic, and has been confirmed by offsetting drilling in down dip positions.

The targeted reservoir is a well-established 200-400 foot thick band of karsted Devonian dolomite, which is the producing formation in the prolific Grant Canyon field 60 miles to the south of the Noah project. Secondary potential exists in the fractured Lower Devonian Sevy dolomite, which produces in the Blackburn field 15 miles to the north of the Noah project.

The source rock at the Noah project is the Mississippian Chainman shale, an exceptionally rich source rock with total organic content of 2%-8% and thousands of feet of thickness. All oil produced in Nevada has been typed to the Chainman shale facies.

Acreage:

Eden Energy has accumulated oil and gas leases totaling over 210,000 acres in the Noah Project, which virtually covers the anticline. The leases are 10-year BLM leases. Eden Energy has 100% working interest in all its leases.

Financing:

On November 15, 2004 Eden closed an equity financing totaling $3.105 million at $0.50 per share. The funds are to be used for the continued exploration of the Noah anticline, including proprietary gravity surveys, field mapping, new and third party seismic acquisition and working capital.

The shares issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

Eden expects to expend approximately $1.5- 2.0 million over the next 12 months to bring the Noah project to the drillable stage. Eden currently has approximately $2.5 million in cash.

General:

Eden Energy Corporation focuses on large scale exploration projects with significant resource potential. Its 210,000 acre Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted rollover structures, and an excellent potential reservoir rock. The area is similar to thrust belts and basins throughout the world which contain approximately one quarter of the world’s proven reserves of oil and gas.

For more information regarding the company and the Noah project, please contact the company at 1 866 693-1100 or email: info@edenenergycorp.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the prospective nature of the Noah Project and its geology as described above, and our efforts to prepare the Noah Project for a drilling program.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2003 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.